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                             CASINO AMERICA, INC.
                          ANNOUNCES PLANS TO PURCHASE
                           THE REMAINING INTEREST IN
                    LOUISIANA RIVERBOAT GAMING PARTNERSHIP


BILOXI, Miss., July 3, 1996 -- Casino America, Inc. (NASDAQ: CSNO) today announced that it has agreed to purchase from Louisiana Downs, Inc. the 50% interest not owned by Casino America, Inc. in the partnership that owns the Isle of Capri Casino in Bossier City, Louisiana and a 50% interest in the Isle of Capri Casino in Lake Charles, Louisiana.

     The purchase price for the transaction is $85 million in cash, payable at closing, five-year warrants to purchase 500,000 shares of the Company's Common Stock at an exercise price of $10.50 per share, delivered at closing, and a payment of $1.5 million per year for 7 years, payable monthly beginning October 1, 1998.

     Casino America, Inc. owns and operates four riverboat and dockside casinos. The Company currently operates the Isle of Capri Casino in Biloxi, Mississippi, the Isle of Capri Casino in Vicksburg, Mississippi, the Isle of Capri Casino in Bossier City, Louisiana and the Isle of Capri Casino in Lake Charles, Louisiana, The Isle of Capri-Bossier City and the Isle of Capri-Lake Charles are joint ventures between Casino America, Inc. and Louisiana Downs, Inc.

     /CONTACT: Allan B. Solomon, Executive Vice President, 407-995-6660, or Rex Yeisley, Chief Financial Officer, 601-346-7052, both of Casino America/

     /Other Casino America press releases are available through Company News On-Call by fax, 800-758-5804, extension 145913, or at http://www.prnewswire.com/

     (CSNO)